Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form S-3/A of our report dated January 16, 2004, relating to the financial statements of Sohu.com Inc. and its subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, which appear in Sohu.com’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers

PricewaterhouseCoopers

Beijing, People’s Republic of China

March 11, 2004